Nicor Inc.
                                                            Form 10-K/A
                                                            Exhibit 99.04


                        INDEPENDENT AUDITORS' REPORT


To the Birdsall, Inc. Retirement
  Savings Plan Committee:

We have audited the accompanying statements of net assets available for benefits, with fund information, of the Birdsall, Inc. Retirement Savings Plan (the Plan) as of December 31, 1997 and 1996, and the related statements of changes in net assets available for benefits, with fund information, for the years then ended. These financial statements and the schedules referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1997 and 1996, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statements of net assets available for benefits and the statements of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.




                                                      ARTHUR ANDERSEN LLP


West Palm Beach, Florida
June 26, 1998

                                                        Birdsall, Inc. Retirement Savings Plan
                                         Statement of Net Assets Available for Benefits, with Fund Information
                                                                  December 31, 1997

                                                         Participant-Directed
                         Nicor      Stated      Common      Inter-                Small
                         Stock      Return       Stock     national    Balanced   Stock     Loan
                          Fund        Fund     Index Fund Stock Fund     Fund      Fund     Fund     Other      Total

Assets:
 Cash and cash
   equivalents         $       -  $         - $         -  $       - $         - $      - $      - $ 248,193 $   248,193

 Investments:
   Nicor Inc.
     common stock        184,051            -           -          -           -        -        -         -     184,051
   Group annuity
     contracts                 -    9,981,275           -          -           -        -        -         -   9,981,275
   Value of interest
     in common/
     collective trusts         -            -  10,005,491          -   3,218,846        -        -         -  13,224,337
   Value of interest
     in registered
     investment
     companies                 -            -           -    249,096     161,267  739,365        -         -   1,149,728
   Short-term invest-
     ment fund                 -      178,583           -          -           -        -        -         -     178,583
                         184,051   10,159,858  10,005,491    249,096   3,380,113  739,365        -         -  24,717,974

 Receivables:
   Employer                    -            -           -          -           -        -        -   300,346     300,346
   Participants                -            -           -          -           -        -  160,896         -     160,896
                               -            -           -          -           -        -  160,896   300,346     461,242

     Total assets        184,051   10,159,858  10,005,491    249,096   3,380,113  739,365  160,896   548,539  25,427,409

Liabilities:
 Forfeitures payable
   to Birdsall, Inc.           -            -           -          -           -        -        -   189,171     189,171
 Other                     2,007            -           -          -           -        -        -    13,796      15,803

     Total liabili-
       ties                2,007            -           -          -           -        -        -   202,967     204,974

Net assets available
 for benefits          $ 182,044  $10,159,858 $10,005,491  $ 249,096 $ 3,380,113 $739,365 $160,896 $ 345,572 $25,222,435


<F1>
The accompanying notes are an integral part of this statement.

                                             Birdsall, Inc. Retirement Savings Plan
                           Statement of Net Assets Available for Benefits, with Fund Information
                                                       December 31, 1996



                                                       Participant-Directed
                                                            Balanced       Stated
                                           Equity Fund        Fund       Return Fund       Other          Total

Assets:
Investments:
 Group annuity contracts                  $          -    $          -  $ 10,343,012   $          -   $ 10,343,012
 Value of interest in pooled
   separate account                          7,727,396               -             -              -      7,727,396
 Value of interest in common/
   collective trusts                                 -       1,872,563             -              -      1,872,563
                                             7,727,396       1,872,563    10,343,012              -     19,942,971

Receivables - employer                               -               -             -        276,957        276,957

   Total assets                              7,727,396       1,872,563    10,343,012        276,957     20,219,928

Liabilities:
Forfeitures payable to Birdsall, Inc.                -               -             -        105,274        105,274
Other                                                -               -         8,128              -          8,128

   Total liabilities                                 -               -         8,128        105,274        113,402

Net assets available for benefits         $  7,727,396    $  1,872,563  $ 10,334,884   $    171,683   $ 20,106,526


<F1>
The accompanying notes are an integral part of this statement.

                                                      Birdsall, Inc. Retirement Savings Plan
                                    Statement of Changes in Net Assets Available for Benefits, with Fund Information
                                                              Year Ended December 31, 1997

                                                         Participant-Directed
                         Nicor      Stated      Common      Inter-                Small
                         Stock      Return       Stock     national    Balanced   Stock     Loan
                          Fund        Fund     Index Fund Stock Fund     Fund      Fund     Fund     Other      Total

Additions:
 Investment Income:
   Dividend income     $   2,801  $         - $         -  $       - $         - $       -$       -$       - $     2,801
   Interest income             -      636,547           -          -           -         -    4,289    4,152     644,988
   Net appreciation
     in market value
     of investments       19,593            -           -          -           -         -        -        -      19,593
    Net investment
      gain from common/
      collective trusts        -            -   2,511,697          -     526,647         -        -        -   3,038,344
    Net investment gain
      (loss) from
      registered
      investment
      companies                -            -           -   (20,639)      18,539    55,582        -        -      53,482
    Net investment gain
      from pooled
      separate accounts        -            -     130,374         -            -         -        -        -     130,374
    Other income               -        2,659           -         -            -         -        -      840       3,499
                          22,394      639,206   2,642,071   (20,639)     545,186    55,582    4,289    4,992   3,893,081

  Contributions:
    Participants          18,564      626,185     735,088    33,288      325,573    64,732        -        -   1,803,430
    Employer               6,735      370,686     329,202    12,711      127,603    22,892        -  306,372   1,176,201
                          25,299      996,871   1,064,290    45,999      453,176    87,624        -  306,372   2,979,631

      Total additions     47,693    1,636,077   3,706,361    25,360      998,362   143,206    4,289  311,364   6,872,712

Deductions:
  Distributions to
    participants           5,714      710,841     690,312     2,971      121,272    20,747        -   65,024   1,616,881
  Forfeiture payments          -            -           -         -            -         -        -   83,897      83,897
  Administrative
    expenses and
    other                    129       16,119      14,514       298        4,290       649        -   20,026      56,025

      Total deductions     5,843      726,960     704,826     3,269      125,562    21,396        -  168,947   1,756,803

Transfers, net           140,194   (1,084,143)   (723,440)  227,005     634,750    617,555  156,607   31,472           -

Net increase (decrease)  182,044     (175,026)  2,278,095   249,096    1,507,550   739,365  160,896  173,889   5,115,909

Net assets available
  for benefits at
  beginning of year            -   10,334,884   7,727,396         -    1,872,563         -        -  171,683  20,106,526

Net assets available
  for benefits at
  end of year          $ 182,044  $10,159,858 $10,005,491 $ 249,096  $ 3,380,113 $ 739,365$ 160,896$ 345,572 $25,222,435

<F1>
The accompanying notes are an integral part of this statement.

                                                  Birdsall, Inc. Retirement Savings Plan
                               Statement of Changes in Net Assets Available for Benefits, with Fund Information
                                                         Year Ended December 31, 1996



                                                             Participant-Directed
                                                                  Balanced         Stated
                                                 Equity Fund        Fund         Return Fund        Other           Total

Additions:
 Investment income:
   Interest income                              $          -    $          -    $    570,418    $          -    $    570,418
   Net investment gain from pooled
     separate accounts                             1,178,737               -               -               -       1,178,737
   Net investment gain from common/
     collective trusts                                     -         228,203               -               -         228,203
   Other income                                            -               -              25               -              25
                                                   1,178,737         228,203         570,443               -       1,977,383

 Contributions:
   Participants                                      651,916         245,814         703,490               -       1,601,220
   Employer                                          275,483          82,264         403,003         276,957       1,037,707
                                                     927,399         328,078       1,106,493         276,957       2,638,927

     Total additions                               2,106,136         556,281       1,676,936         276,957       4,616,310

Deductions:
 Distribution to participants                        411,043         130,432         739,760               -       1,281,235
 Forfeiture payments                                       -               -               -          88,261          88,261

     Total deductions                                411,043         130,432         739,760          88,261       1,369,496

Transfers, net                                       562,714         250,278        (312,443)       (500,549)              -

Net increase (decrease)                            2,257,807         676,127         624,733        (311,853)      3,246,814

Net assets available for benefits
 at beginning of year                              5,469,589       1,196,436       9,710,151         483,536      16,859,712

Net assets available for benefits
 at end of year                                 $  7,727,396    $  1,872,563    $ 10,334,884    $    171,683    $ 20,106,526


<F1>
The accompanying notes are an integral part of this statement.

                 BIRDSALL, INC. RETIREMENT SAVINGS PLAN
                    NOTES TO THE FINANCIAL STATEMENTS


PLAN INFORMATION

The following description of the Birdsall, Inc. Retirement Savings Plan provides only general information. Participants should refer to the Plan agreement for more detailed information.

The Plan. Birdsall, Inc. (the Company) established the Tropical Shipping Savings Investment Plan (the Savings Investment Plan) on September 1, 1983, to provide its eligible employees with an opportunity to accumulate retirement savings. Effective January 1, 1990, the Birdsall, Inc. Profit Sharing Plan was merged into the Savings Investment Plan and redesignated as the Birdsall, Inc. Retirement Savings Plan (the Plan). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Plan Administration. Authority to control and manage the operation and administration of the Plan is vested in a committee appointed by the Board of Directors of the Company. Under the terms of a trust agreement, the Northern Trust Company acts as trustee for the Trust and holds the investments of the Plan. The Northern Trust Company also acts as investment manager for certain investments of the Plan. Effective in 1997, administrative expenses associated with operation of the Plan are paid from Plan assets.

Contributions. The participant may elect to make either tax-deferred or after-tax contributions, or any combination thereof, by payroll deduction, that are partially matched by the Company. The Company also pays an annual discretionary lump sum contribution allocated equally to eligible participants.

Investment Options. A participant may direct contributions in any of six investment options.

 Nicor Stock Fund. The Nicor Stock Fund offers participants the opportunity to acquire the common stock of Nicor Inc., the parent company of Birdsall, Inc. The fund is an Employee Stock Ownership Plan. Dividends on shares are paid in cash to Plan participants rather than being reinvested in additional shares.

 Stated Return Fund. The Stated Return Fund seeks stability of principal and competitive returns by investing primarily in group annuity contracts issued by life insurance companies.

 Common Stock Index Fund. The Common Stock Index Fund seeks to earn investment returns which, over time, approximate those of the Standard & Poor's 500 Stock Index. The fund invests solely in common stocks of companies included in that index.

                  BIRDSALL, INC. RETIREMENT SAVINGS PLAN
              NOTES TO THE FINANCIAL STATEMENTS (Continued)


PLAN INFORMATION (Concluded)

 International Stock Fund. The International Stock Fund seeks to earn investment returns which, over time, approximate those of the Morgan Stanley Capital International Europe, Australia and Far East Stock Index. The fund invests in a large number of common stocks of foreign companies included in that index.

 Balanced Fund. The Balanced Fund invests in a diversified mix of common stocks and bonds. The fund seeks to achieve a rate of return which approximates the weighted average returns of a diversified mix of three indices comprising a cross section of U.S. markets for common stocks and bonds.

 Small Stock Fund. The Small Stock Fund seeks to earn investment returns which, over time, approximate the returns of small stock indices such as the Russell 2000 Stock Index and CRSP 6-10 Stock Index. The fund invests in a diverse group of common stocks of smaller U.S. companies included within those indices.

The Common Stock Index Fund, International Stock Fund, Balanced Fund and Small Stock Fund utilize registered investment companies and common/ collective trusts to meet the objectives stated above.

Vesting and Forfeitures. The participant's contributions and earnings thereon are immediately vested. The Company's contributions and earnings thereon are vested after the participant's completion of five years of service, the participant's death while employed by the Company or retirement.

If the participant's interest in the Company's contributions and earnings thereon is not vested, such interest will be forfeited if the participant's employment with the Company or an affiliate is terminated and the participant is not reemployed within five years by the Company or an affiliate. Any amounts forfeited by a participant are applied to reduce the amount of the Company's contributions under the Plan.

Suspensions and Withdrawals. The participant may suspend contributions by written notification filed with the Plan administration committee. The participant will not cease to be a participant during the suspension period.

The participant may elect, under certain conditions, to withdraw participant contributions and earnings thereon prior to termination of employment. The Company's matching contributions and earnings thereon will not be distributed until the vested participant's attainment of age 59-1/2 or employment has been terminated.

Plan Termination. The Company expects to continue the Plan indefinitely, but reserves the right to amend or discontinue it at any time subject to the provisions of ERISA. In the event of plan termination, participants will become fully vested in their account balances.

                 BIRDSALL, INC. RETIREMENT SAVINGS PLAN
              NOTES TO THE FINANCIAL STATEMENTS (Continued)


ACCOUNTING POLICIES

Investment Valuation. The Plan states its investment in the Trust at the underlying value of the investments of the Trust as follows:

Group annuity contracts are recorded at contract value. Contract value represents contributions made plus interest at the various contract rates, less Plan withdrawals and administrative expenses. The aggregate market value of the group annuity contracts at December 31, 1997 and 1996, approximated contract value. Estimated market value is based on a variety of factors, such as contract terms, interest rate, maturity date and credit worthiness of the issue. For the year ended December 31, 1997 and 1996, the average return was approximately 6.3 percent.

The market value for Nicor Inc. common stock is based on the closing price on the New York Stock Exchange Composite Tape.

The market value of the units of the common/collective trusts and registered investment companies are determined based on the underlying market value of the investments of the funds.

Use of Estimates. The preparation of financial statements requires management to make estimates that affect the reported amounts. Actual results could differ from those estimates.

INCOME TAXES

The Internal Revenue Service has determined and informed the Company by a letter dated July 21, 1995, that the Plan is qualified and the Trust established under the Plan is tax exempt under Section 401(a) of the Internal Revenue Code (the Code). The Plan's management believes that the Plan and related Trust continue to be designed and operated in compliance with the requirements of the Code.

RECONCILIATION TO FORM 5500

At December 31, 1997 and 1996, the Plan had $238,711 and $153,393,
respectively, of pending participant distributions. Pending distributions are recorded as a liability in the Plan's Form 5500; however, they are not recognized as liabilities in the accompanying financial statements. These distributions are reflected in the statement of changes in net assets available for benefits when actually paid.

The Plan presents in the statement of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

In addition, forfeiture payments shown separately on the statement of changes in net assets available for benefits, are netted against employer contributions on the Plan's Form 5500.

                  BIRDSALL, INC. RETIREMENT SAVINGS PLAN
              NOTES TO THE FINANCIAL STATEMENTS (Concluded)


INVESTMENTS

Balances at December 31 are as follows:

                                                  1997          1996
Group Annuity Contracts:
  John Hancock Financial Services, 6.37%      $  3,344,571  $  3,144,280
  Providian Capital Management, 6.44%            2,529,509     1,867,423
  Life of Virginia Insurance Company, 7.17%      1,539,649     1,915,522
  Metropolitan Life Insurance Company, 5.86%     1,090,100     2,059,513
  Transamerica Asset Management, 6.87%             764,521             -
  Protective Life Insurance Company, 5.13%         712,925     1,356,274

Interest in common/collective trusts:
  Collective stock index fund*                  11,771,167             -
  Collective aggregate bond index fund*          1,453,170             -
  Collective balanced fund                               -     1,872,563

Interest in registered investment companies*     1,149,728             -

Interest in pooled separate account:
  Pooled equity fund                                     -     7,727,396

Nicor Inc. common stock*                           184,051             -

Short-term investment fund                         178,583             -

                                              $ 24,717,974  $ 19,942,971

*Includes Party-in-Interest Investments.

                                                          Birdsall, Inc. Retirement Savings Plan
                                           Item 27a - Schedule of Assets Held for Investment Purposes
                                                                 December 31, 1997


                                           Description of investment including maturity
        Identity of issue, borrower,         date, rate of interest, collateral, par
          lessor, or similar party                     or maturity value                    Cost      Current value
(a)                (b)                                       (c)                            (d)            (e)

     Metropolitan Life Insurance Company  Group annuity contract; maturing March 1998;
                                          5.86% fixed interest rate                     $  1,090,100   $  1,090,100

     Protective Life Insurance Company    Group annuity contract; maturing March 1998;
                                          5.13% fixed interest rate                          712,925        712,925

     Life of Virginia Insurance Company   Group annuity contract; maturing March 2000;
                                          7.17% fixed interest rate                        1,539,649      1,539,649

     Providian Capital Management         Group annuity contract; maturing March 2002;
                                          6.44% fixed interest rate                        2,529,509      2,529,509

     John Hancock Financial Services      Group annuity contract; maturing March 2002;
                                          6.37% fixed interest rate                        3,344,571      3,344,571

     Transamerica Asset Management        Group annuity contract; maturing April 2002;
                                          6.87% fixed interest rate                          764,521        764,521

(A)  Northern Trust Company               Short-term investment fund                         178,583        178,583

(A)  Northern Trust Company               Collective stock index fund                        (B)         11,771,167

(A)  Northern Trust Company               Collective aggregate bond index fund               (B)          1,453,170

(A)  Northern Trust Company               Benchmark international equity index fund          (B)            249,096

(A)  Northern Trust Company               Benchmark funds small company index                (B)            161,267

     Dimensional Fund Advisors Inc.       Dimensional investment group 6-10
                                          institutional portfolio                            (B)            739,365

(A)  Nicor Inc.                           Common stock at $2.50 par value                    (B)            184,051

(A)  Birdsall, Inc.                       Participant loans earning interest
                                          from 9.25% - 9.50%                                 (B)            160,896


<F1>
(A) Denotes Party-in-Interest Investment.
<F2>
(B) Historical cost information could not be provided by the custodian.


                                                        Birdsall, Inc. Retirement Savings Plan
                                                     Item 27d - Schedule of Reportable Transactions
                                                               Year Ended December 31, 1997



                                                                                                       Current
                    Description of asset                                     Expense                    value    Net
                   (include interest rate                                   incurred                 of asset on gain
    Identity of     and maturity in case    Purchase     Selling     Lease    with          Cost     transaction  or
  party involved         of a loan)           price       price     rental transaction    of asset       date   (loss)
       (a)                  (b)                (c)         (d)         (e)     (f)          (g)          (h)      (i)

Metropolitan Life
Insurance Company  Group annuity contract              $ 1,044,552                      $ 1,044,552  $ 1,044,552 $  -

Transamerica
Accidental Life
Insurance Company  Group annuity contract  $ 1,900,000                                    1,900,000    1,900,000